Exhibit 10.68

SHARED SERVICES AGREEMENT

This SHARED SERVICES AGREEMENT (this “Agreement”), dated as of January 11, 2012 (the “Effective Date”), is entered into between PositiveID Corporation, a Delaware corporation (“PSID”), and VeriTeQ Acquisition Corporation, a Florida corporation (“VeriTeQ”; references to VeriTeQ in this Agreement shall include VeriTeQ’s predecessors, successors, and future subsidiary companies).

Preliminary Statements

A.

VeriTeQ desires that PSID provide certain Shared Services (as defined below) to VeriTeQ upon the terms and subject to the conditions of this Agreement.

B.

PSID is willing to provide such Shared Services to VeriTeQ upon the terms and subject to the conditions of this Agreement.

Agreement

In consideration of the mutual covenants contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Services and Compensation.

1.1 Shared Services. During the Term (as defined below), PSID shall provide or cause to be provided to VeriTeQ certain finance, accounting, corporate communications, investor relations and administrative (including, but not limited to rent and other office-related overhead) services, as requested from time to time by VeriTeQ (the “Shared Services”). PSID shall not be obligated to expand the scope of the Shared Services beyond the scope of those services and expenses being provided to VeriTeQ by PSID without the consent of both parties.

1.2

Compensation for Shared Services.

(a)

As compensation for the Shared Services to be provided by PSID to VeriTeQ hereunder, the following shall be payable by VeriTeQ on a monthly basis:

(i)

$30,000 per month,

(ii)

reasonable out-of-pocket direct expenses incurred by PSID in connection with providing the Shared Services; and

(iii)

charges by third party service providers, including legal, accounting, audit and tax fees, and any other direct fees which are not included in (i) or (ii) above.

(b)

Charges for the Shared Services shall be invoiced by PSID, on or about the tenth day of the calendar month next following the calendar month in which the Shared Services have been performed, and such invoices shall be due within 15 days following receipt thereof. Notwithstanding the foregoing, the first payment for such invoices shall not be payable until a financing in which VeriTeQ receives gross proceeds of at least $500,000.  PSID shall submit to VeriTeQ, together with each invoice, reasonable documentation supporting each of the invoiced amounts and shall maintain accurate and complete books of account necessary to support the amounts set forth on all invoices.

1.3 Additional Services. The parties agree to use commercially reasonable efforts to reach agreement on any additional services which VeriTeQ may require of PSID beyond the scope of the Shared Services (the “Additional Services”), and the applicable service fees, payment procedures and other rights and obligations with respect thereto.

1.4

Cooperation. VeriTeQ and PSID agree to use their commercially reasonable efforts to cooperate with and provide the other with any information necessary to facilitate PSID’s ability to provide the Shared Services.  Each party will use its commercially reasonable efforts, and will cooperate as reasonably required, to obtain any consents or approvals from third parties necessary to facilitate the ability of PSID to provide the Shared Services and the Additional Services.

2.

Term and Termination.

2.1 Term. The term of this Agreement (the “Term”) shall commence on the earlier of i) commencement of due diligence by VeriTeQ on a merger or public shell target or ii) February 1, 2012, and shall continue in effect with respect to the Shared Services until such time as VeriTeQ shall request PSID to cease performing such services. In the event that either party desires to terminate the Agreement, it will provide 60 days advance written notice to the other party; provided, however, PSID may terminate this Agreement at any time without notice if VeriTeQ breaches this Agreement.

2.2

Termination. Unless otherwise extended by agreement of the parties in writing, this Agreement shall terminate on the second anniversary of the Effective Date, except for any Shared Services not then completed, as to which this Agreement shall expire upon completion of those Shared Services.

2.3 Transition. Upon the expiration or termination of this Agreement or upon VeriTeQ’s request, PSID shall provide transition and all other services necessary for an orderly transition of the Shared Services, in whole or in part, to another provider and/or to VeriTeQ itself, including, without limitation, the transfer of all employee records, financial or tax records and other data in the possession, custody or control of PSID; provided, however, VeriTeQ agrees that PSID shall retain copies of all records and other data transferred to VeriTeQ under this provision including without limitation work papers and other documents that form the basis of the PSID audit or review of its financial statements, and memoranda, correspondence, communications, other documents, and records (including electronic records), which are created, sent or received in connection with the audit or review, or as otherwise required by federal securities statutes and regulations, the PSID corporate document retention policies and other applicable law. The provisions of this Section 2.3 shall survive the expiration or termination of this Agreement.

3.

Cooperation of the Parties.

3.1 Access to Personnel and Records. PSID and VeriTeQ shall cooperate with each other in providing reasonable access to personnel and records needed to perform or document the Shared Services and their cost.

3.2

Further Assurances. PSID and VeriTeQ shall take all other actions reasonably necessary for the Shared Services to be performed on a timely basis and in a manner consistent with past care and practice unless otherwise specifically agreed in writing.

4.

Standard of Care; Limitations on Liability.

4.1 Standard of Care. In the performance of the Shared Services, PSID shall provide the Shared Services promptly and in a professional manner, and shall exercise the degree of care normally exercised by it in connection with its own affairs. Except in cases of gross negligence or willful misconduct, PSID shall have no liability to VeriTeQ with regard to the breach of any duty or obligation to VeriTeQ herein set forth.

4.2

Limitation on Damages. In no event shall either party be liable to the other for any special, indirect, incidental, consequential, punitive or similar damages, including but not limited to lost profits, loss of data or business interruption losses related to performance under this Agreement. This limitation shall apply even if one of the parties has been notified by the other of the possibility or likelihood of such damages occurring and regardless of the form of action, whether in contract, negligence, strict liability, tort, products liability or otherwise.

5.

Miscellaneous.

5.1 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements and understandings (including term sheets), both written and oral, between the parties hereto, or either of them, with respect to the subject matter hereof.

5.2

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida. NO ACTION, SUIT OR PROCEEDING MAY BE BROUGHT OR MAINTAINED CONCERNING MATTERS COVERED BY THIS AGREEMENT EXCEPT IN A COURT OF THE STATE OF FLORIDA OR COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE COUNTY OF PALM BEACH, STATE OF FLORIDA. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF FLORIDA AND OF THE FEDERAL COURTS SITTING IN THE COUNTY OF PALM BEACH, STATE OF FLORIDA.

5.3

Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by each of PSID and VeriTeQ.

5.4

Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by PSID or VeriTeQ (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by PSID and VeriTeQ and their respective successors and permitted assigns.

5.5

No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than VeriTeQ, PSID and their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

5.6

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on PSID and VeriTeQ, notwithstanding that not all parties are signatories to the same counterpart.

5.7

Confidentiality. PSID and VeriTeQ shall preserve in strict confidence any confidential information obtained from the other party and identified as such by such other party, and shall refrain from: (i) disclosing any such information without the prior written consent of the other party, except as otherwise required by law, including without limitation, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or (ii) using such information other than in the performance of Shared Services under this Agreement, unless such information (a) is in the public domain through no fault of such party, (b) is or hereafter becomes known to the public through no fault of the receiving party or (c) is provided to the receiving party by a third party having no confidential obligation to the other party to this Agreement with regard to such information.

5.8

Independent Contractor. The relationship of the parties to each other under this Agreement shall be that of independent contractor.

5.9

Personnel. Both parties hereto agree that they shall take appropriate action by instruction of or agreement with their respective personnel to ensure that all personnel performing or otherwise involved with Shared Services under this Agreement shall be bound by and comply with all of the terms and conditions of this Agreement, including, but not limited to, the terms and conditions of Section 5.7 hereof.

5.10

  Notices. All notices, requests, consents and other communications hereunder must be in writing and will be deemed to have been duly given: (i) when received if personally delivered or sent by facsimile, (ii) one business day after being sent by nationally recognized overnight delivery service, or (iii) five business days after being sent by nationally registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows (any party by written notice to the other party in the manner prescribed by this Section 5.10 may change the address or the persons to whom notices thereof shall be directed):

To PSID at:	PositiveID Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Attention: Bryan Happ
Fax Number: 561-805-8001

To VeriTeQ at:	VeriTeQ Acquisition Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Attention: Marc Poulshock
Fax Number: 561-805-8001

IN WITNESS WHEREOF, the parties hereto have duly caused the execution of this Agreement by their duly authorized representative or officer, as of the day and year first above written.

POSITIVEID CORPORATION

By:	/s/ William J. Caragol
	Name:	William J. Caragol
	Title:	Chief Executive Officer

VERITEQ ACQUISITION CORPORATION

By:	/s/ Scott R. Silverman
	Name:	Scott R. Silverman
	Title:	Chief Executive Officer

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